EXHIBIT 99.1
Leidos Holdings, Inc. Reports First Quarter Fiscal Year 2021 Results

•Revenues: $3.32 billion, year-over-year growth of 14.7%
•Diluted Earnings per Share: $1.42; Non-GAAP Diluted Earnings per Share: $1.73
•Net Bookings: $3.8 billion (book-to-bill ratio of 1.2)
•Cash Flows from Operations: $239 million

RESTON, Va., May 4, 2021 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science and technology leader, today reported financial results for the first quarter of fiscal year 2021.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented: “First quarter results reflect the perseverance, focus and tremendous execution of our employees and business partners. New quarterly record levels of revenue, non-GAAP EPS and backlog were achieved, and significant organic growth was delivered across all business segments. This early momentum favorably positions Leidos to deliver on our full year financial commitments.”
Summary Results
Revenues for the quarter were $3.32 billion, compared to $2.89 billion in the prior year quarter, reflecting a 14.7% increase. Excluding our revenue growth from our acquisitions of $168 million for Dynetics, Inc. ("Dynetics"), L3Harris Technologies' security detection and automation businesses (the "SD&A Businesses") and 1901 Group, LLC ("1901 Group"), organic revenue increased by $258 million or 8.9%. This increase was primarily attributable to program wins and a net increase in volumes on certain programs.
Operating income for the quarter was $308 million, compared to $192 million in the prior year quarter, reflecting a 60.4% increase. Operating income margin increased to 9.3% from 6.6% in the prior year quarter. Non-GAAP operating income margin for the quarter was 11.1%, compared to 8.5% in the prior year quarter, primarily attributable to a net increase in higher margin program volumes, program wins and a $26 million net benefit from an adjustment to legal reserves related to the Mission Support Alliance joint venture.
Diluted earnings per share ("EPS") attributable to Leidos common stockholders for the quarter was $1.42, compared to $0.80 in the prior year quarter. Non-GAAP diluted EPS for the quarter was $1.73, compared to $1.19 in the prior year quarter. The weighted average diluted share count for the quarter was 144 million for both the current and prior year quarters.
Defense Solutions
Defense Solutions revenues for the quarter of $1,958 million increased by $253 million, or 14.8%, compared to the prior year quarter. The increase in revenues was primarily attributable to program wins, a net increase in volumes on certain programs and a benefit in exchange rate movements. The acquisition of Dynetics contributed incremental revenues of $83 million in the current quarter, which represents an additional month of revenues as compared to the prior year quarter and our acquisition of the 1901 Group contributed $13 million of revenues. The increases in revenues were partially offset by the completion of certain contracts.
Defense Solutions operating income margin for the quarter was 7.8%, compared to 5.6% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 9.2%, compared to 6.8% in the prior year quarter, primarily attributable to program wins, a net increase in program volumes on higher margin contracts and lower indirect expenditures.

Civil
Civil revenues for the quarter of $766 million increased by $112 million, or 17.1%, compared to the prior year quarter. The revenue increase was primarily attributable to $72 million of revenues related to the acquisition of the SD&A Businesses in the second quarter of fiscal 2020 and a net increase in program volumes.
Civil operating income margin for the quarter was 9.7%, compared to 9.0% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 12.0%, compared to 10.9% in the prior year quarter, primarily attributable to a $26 million net benefit from an adjustment to legal reserves related to the Mission Support Alliance joint venture.
Health
Health revenues for the quarter of $591 million increased by $61 million, or 11.5%, compared to the prior year quarter. The revenue increase was primarily attributable to a net increase in volumes on certain programs and program wins, partially offset by the completion of certain contracts.
Health operating income margin for the quarter was 17.3%, compared to 13.8% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 18.6%, compared to 15.5% in the prior year quarter, primarily attributable to a net increase in higher margin program volumes.
Cash Flow Summary
Net cash provided by operating activities for the quarter was $239 million compared to $372 million in the prior year quarter. The decrease in cash inflows was primarily due to the lower customer advance payments, lower sale of accounts receivable and the timing of vendor payments.
Net cash used in investing activities for the quarter was $244 million compared to $1,685 million in the prior year quarter. The decrease in cash outflows was primarily due to net cash paid related to the acquisition of 1901 Group in the current year quarter compared to net cash paid related to the acquisition of Dynetics in the prior year quarter.
Net cash used in financing activities for the quarter was $148 million compared to net cash provided by financing activities of $1,161 million in the prior year quarter. The decrease in cash inflows was primarily due to proceeds received related to the issuance of the Bridge Facility in the prior year quarter, $100 million of open market stock repurchases in the current year quarter and the timing of quarterly principal payments, partially offset by capital contributions to Hanford Mission Integration Solutions from non-controlling interests.
As of April 2, 2021, we had $377 million in cash and cash equivalents and $4.8 billion of debt.
New Business Awards
Net bookings totaled $3.8 billion in the quarter, representing a book-to-bill ratio of 1.2.
Notable recent awards received include:
•Military and Family Life Counseling Support Services: The Company was awarded a new prime contract to provide non-medical counseling to military service members and their families through the Military and Family Life Counseling (MFLC) program. Under the contract, Leidos will provide face-to-face non-medical counseling, consultation and outreach services at approximately 100 U.S. military installations or nearby civilian communities. Leidos will also provide management and logistical support for counselors to provide services in accordance with established performance measures. The award has a total estimated value of approximately $1 billion and includes a 12-month base period with four 12-month options and two 12-month award term incentive periods.
•U.S. Customs and Border Protection Multi-Energy Portal Systems Support: The Company was awarded a prime contract by U.S. Customs and Border Protection (CBP) to provide Multi-Energy Portal (MEP) systems for non-intrusive inspection of commercial vehicles at land and sea ports of entry. Under the contract, Leidos will integrate, deploy and train CBP staff to use its VACIS® MEP with low-energy backscatter and high-energy transmission cargo inspection system. The multiple-award indefinite delivery/indefinite quantity contract has a total value of $480 million and includes a five-year base period of performance and options up to 10 years, if exercised.

•Naval Array Technical Support Center Services: The Company was awarded a prime contract by the Naval Undersea Warfare Center - Newport Division to provide engineering, technical and management services for the Naval Array Technical Support Center. Under the contract, Leidos will perform tasks for the U.S. Navy's Sensors and SONAR Systems Department. Leidos will be responsible for production engineering, technical and logistics support of the Navy and foreign governments' towed array assets. The single-award, indefinite delivery/indefinite quantity, cost-plus-fixed-fee and firm-fixed-price contract has a total estimated value of $149.2 million.
•U.S. Intelligence Community: The Company was awarded contracts valued at $822 million, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.
Backlog at the end of the quarter was $32.6 billion, of which $7.0 billion was funded.
Forward Guidance
As a result of the Company's year-to-date performance and updated expectations, the Company is revising its fiscal year 2021 guidance as follows:
•Revenues of $13.7 billion to $14.1 billion, remained unchanged from previous guidance;
•Adjusted EBITDA margins of 10.5% to 10.7%, up from 10.3% to 10.5%;
•Non-GAAP diluted EPS of $6.35 to $6.65, up from $6.15 to $6.45; and
•Cash flows provided by operating activities at or above $875 million, up from previous guidance of $850 million.
Non-GAAP diluted EPS excludes amortization of acquired intangible assets, acquisition, integration and restructuring costs and other tax adjustments. For additional information regarding non-GAAP diluted EPS and Leidos' other non-GAAP financial measures, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.
The Company does not provide a reconciliation of forward-looking adjusted EBITDA margins (non-GAAP) or non-GAAP diluted EPS to GAAP net income, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP net income and diluted EPS being materially less than projected adjusted EBITDA margins (non-GAAP) and non-GAAP diluted EPS.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8:00 A.M. eastern time on May 4, 2021. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (toll-free U.S.) or +1 (201) 689-8261 (international callers).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international callers) and entering conference ID 13718327.

About Leidos
Leidos is a Fortune 500® information technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, civil and health markets. The Company's 39,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $12.30 billion for the fiscal year ended January 1, 2021.
For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis) and cash flows provided by operating activities, as well as statements about our business contingency plans, the impact of COVID-19 and related actions taken to prevent its spread and contract awards. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.

Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including but not limited to: the impact of COVID-19 or future epidemics on our business, including the potential for facility closures, re-evaluation of U.S. government spending levels and priorities, delay of new contract awards, our ability to recover costs under contracts and insurance challenges; developments in the U.S. government defense and non-defense budgets, including budget reductions, sequestration, implementation of spending limits or changes in budgetary priorities, or delays in the U.S. government budget process or approval of raising the debt ceiling; delays in the U.S. government contract procurement process or the award of contracts and delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete and win contracts with the U.S. government and other customers; our reliance on information technology spending by hospitals/healthcare organizations; our reliance on infrastructure investments by industrial and natural resources organizations; energy efficiency and alternative energy sourcing investments; investments by U.S. government and commercial organizations in environmental impact and remediation projects; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price contracts and other contracts; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; our compliance with international, federal, state and local laws and regulations regarding privacy, data security, protection, storage, retention, transfer and disposal, technology protection and personal information; the damage and disruption to our business resulting from natural disasters; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs, customer indemnifications or other liability protections designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; exposure to lawsuits and contingencies associated with Lockheed Martin's Information Systems & Global Solutions business; our ability to protect our intellectual property and other proprietary rights by third parties of infringement, misappropriation or other violations; our ability to prevail in litigation brought by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable law and our agreements; our ability to grow our commercial health and infrastructure businesses, which could be negatively affected by budgetary constraints faced by hospitals and by developers of energy and infrastructure projects; our ability to successfully integrate acquired businesses; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest Annual Report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.

All information in this release is as of May 4, 2021. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Peter M. Berl	Melissa Lee Dueñas
571.526.7582	571.526.6850
ir@leidos.com	Duenasml@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended
	April 2, 2021	April 3, 2020
Revenues	$3,315	$2,889
Cost of revenues	2,848	2,494
Selling, general and administrative expenses	159	197
Acquisition, integration and restructuring costs	5	12
Equity earnings of non-consolidated subsidiaries	(5)	(6)
Operating income	308	192
Non-operating expense:
Interest expense, net	(45)	(48)
Other expense, net	(1)	(14)
Income before income taxes	262	130
Income tax expense	(57)	(15)
Net income attributable to Leidos common stockholders	$205	$115

Earnings per share:
Basic	$1.44	$0.81
Diluted	1.42	0.80

Weighted average number of common shares outstanding:
Basic	142	142
Diluted	144	144

Cash dividends declared per share	$0.34	$0.34

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	April 2, 2021	January 1, 2021
Assets:
Cash and cash equivalents	$377	$524
Receivables, net	2,160	2,137
Inventory, net	268	276
Other current assets	452	402
Total current assets	3,257	3,339
Property, plant and equipment, net	655	604
Intangible assets, net	1,234	1,216
Goodwill	6,456	6,313
Operating lease right-of-use assets, net	584	581
Other assets	452	458
Total assets	$12,638	$12,511

Liabilities:
Accounts payable and accrued liabilities	$2,133	$2,175
Accrued payroll and employee benefits	684	632
Long-term debt, current portion	103	100
Total current liabilities	2,920	2,907
Long-term debt, net of current portion	4,663	4,644
Operating lease liabilities	557	564
Deferred tax liabilities	243	234
Other long-term liabilities	275	291
Total liabilities	8,658	8,640

Stockholders’ equity:
Common stock, $0.0001 par value, 500 million shares authorized, 141 million and 142 million shares issued and outstanding at April 2, 2021 and January 1, 2021, respectively	—	—
Additional paid-in capital	2,486	2,580
Retained earnings	1,484	1,328
Accumulated other comprehensive loss	(37)	(46)
Total Leidos stockholders’ equity	3,933	3,862
Non-controlling interest	47	9
Total stockholders' equity	3,980	3,871
Total liabilities and stockholders' equity	$12,638	$12,511

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	April 2, 2021	April 3, 2020
Cash flows from operations:
Net income	$205	$115
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	77	61
Stock-based compensation	15	15
Deferred income taxes	—	2
Other	(8)	28
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	(10)	89
Other current assets and other long-term assets	5	(43)
Accounts payable and accrued liabilities and other long-term liabilities	(148)	25
Accrued payroll and employee benefits	50	68
Income taxes receivable/payable	53	12
Net cash provided by operating activities	239	372
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(218)	(1,642)
Payments for property, equipment and software	(26)	(44)
Other	—	1
Net cash used in investing activities	(244)	(1,685)
Cash flows from financing activities:
Proceeds from debt issuance	—	3,175
Payments of long-term debt	(26)	(1,927)
Payments for debt issuance costs	—	(12)
Dividend payments	(50)	(51)
Repurchases of stock and other	(123)	(32)
Capital contributions from non-controlling interests	38	—
Proceeds from issuances of stock	13	8
Net cash (used in) provided by financing activities	(148)	1,161
Net decrease in cash, cash equivalents and restricted cash	(153)	(152)
Cash, cash equivalents and restricted cash at beginning of period	687	717
Cash, cash equivalents and restricted cash at end of period	$534	$565
Less: restricted cash at end of period	157	120
Cash and cash equivalents at end of period	$377	$445

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

The segment information for the periods presented was as follows:

	Three Months Ended
	April 2, 2021	April 3, 2020	Dollar change	Percent change
Revenues:
Defense Solutions	$1,958	$1,705	$253	14.8%
Civil	766	654	112	17.1%
Health	591	530	61	11.5%
Total	$3,315	$2,889	$426	14.7%

Operating income (loss):
Defense Solutions	$152	$95	$57	60.0%
Civil	74	59	15	25.4%
Health	102	73	29	39.7%
Corporate	(20)	(35)	15	(42.9)%
Total	$308	$192	$116	60.4%

Operating income margin:
Defense Solutions	7.8%	5.6%
Civil	9.7%	9.0%
Health	17.3%	13.8%
Total	9.3%	6.6%

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Our estimate of backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options, foreign currency movements, etc.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include unexercised option periods and future potential task orders expected to be awarded under indefinite delivery/indefinite quantity ("IDIQ"), General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.
The estimated value of backlog as of the dates presented was as follows:

	April 2, 2021	January 1, 2021
Defense Solutions:
Funded backlog	$4,142	$3,710
Negotiated unfunded backlog	14,393	14,721
Total Defense Solutions backlog	$18,535	$18,431
Civil:
Funded backlog	$1,531	$1,398
Negotiated unfunded backlog	6,857	7,051
Total Civil backlog	$8,388	$8,449
Health:
Funded backlog	$1,310	$1,486
Negotiated unfunded backlog	4,348	3,546
Total Health backlog	$5,658	$5,032
Total:
Funded backlog	$6,983	$6,594
Negotiated unfunded backlog	25,598	25,318
Total backlog	$32,581	$31,912
The change in backlog for the Defense Solutions reportable segment reflects $115 million of backlog acquired as a result of the acquisition of 1901 Group.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
The Company uses and refers to non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin and non-GAAP diluted EPS, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the Company's results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The Company’s computation of its non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Non-GAAP operating income is computed by excluding the following items from net income: (i) non-operating expense, net; (ii) income tax expense; and (iii) the following discrete items and the related tax impacts:
•Acquisition, integration and restructuring costs – Represents acquisition, integration, lease termination and severance costs related to the Company's acquisitions.
•Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.
•Acquisition related financing costs – Represents the amortization of the debt financing commitments in connection with the Company's acquisitions of Dynetics and the SD&A Businesses.
•Loss on debt modification – Represents the write-off of debt discount and debt issuance costs as a result of debt modifications.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenue.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of intangibles.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenue.
Non-GAAP diluted EPS is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP measures identified above to the most directly comparable GAAP measures:

	Three Months Ended April 2, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Operating income	$308	$5	$54	$367
Non-operating expense, net	(46)	—	—	(46)
Income before income taxes	262	5	54	321
Income tax expense(1)	(57)	(1)	(14)	(72)
Net income attributable to Leidos common stockholders	$205	$4	$40	$249

Diluted EPS attributable to Leidos common stockholders	$1.42	$0.03	$0.28	$1.73
Diluted shares	144	144	144	144

	Three Months Ended April 2, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Income before income taxes	$262	$5	$54	$321
Depreciation expense	22	—	—	22
Amortization of intangibles	55	—	(54)	1
Interest expense, net	45	—	—	45
EBITDA	$384	$5	$—	$389
EBITDA margin	11.6%			11.7%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Three Months Ended April 3, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Acquisition related financing costs	Loss on debt modification	Non-GAAP results
Operating income	$192	$12	$42	$—	$—	$246
Non-operating expense, net	(62)	—	—	2	19	(41)
Income before income taxes	130	12	42	2	19	205
Income tax expense(1)	(15)	(3)	(10)	(1)	(5)	(34)
Net income attributable to Leidos common stockholders	$115	$9	$32	$1	$14	$171

Diluted EPS attributable to Leidos common stockholders	$0.80	$0.06	$0.22	$0.01	$0.10	$1.19
Diluted shares	144	144	144	144	144	144

	Three Months Ended April 3, 2020
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Acquisition related financing costs	Loss on debt modification	Non-GAAP results
Income before income taxes	$130	$12	$42	$2	$19	$205
Depreciation expense	18	—	—	—	—	18
Amortization of intangibles	43	—	(42)	—	—	1
Interest expense, net	48	—	—	(2)	—	46
EBITDA	$239	$12	$—	$—	$19	$270
EBITDA margin	8.3%					9.3%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP operating income by reportable segment and Corporate:

	Three Months Ended April 2, 2021
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP operating income	Non-GAAP operating margin
Defense Solutions	$152	$—	$28	$180	9.2%
Civil	74	—	18	92	12.0%
Health	102	—	8	110	18.6%
Corporate	(20)	5	—	(15)	NM
Total	$308	$5	$54	$367	11.1%

	Three Months Ended April 3, 2020
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP operating income	Non-GAAP operating margin
Defense Solutions	$95	$—	$21	$116	6.8%
Civil	59	—	12	71	10.9%
Health	73	—	9	82	15.5%
Corporate	(35)	12	—	(23)	NM
Total	$192	$12	$42	$246	8.5%
NM - Not Meaningful